                                                                       Exhibit 5


                              Shack & Siegel, P.C.
                                530 Fifth Avenue
                            New York, New York 10036
                                 (212) 782-0700


                                                         September 22, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Midway Games Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

         We have acted as counsel to Midway Games Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") registering 1,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, underlying options that have been or may be granted pursuant to the Company's 2000 Non-Qualified Stock Option Plan (the "Plan").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Plan; (ii) a draft of the Registration Statement dated September 22, 2000; (iii) the Company's Restated Certificate of Incorporation, as amended;
(iv) the Company's Amended and Restated Bylaws; (v) proceedings of the Board of Directors of the Company; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares underlying options to be granted in accordance with the terms of the Plan has been duly authorized and that such Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under "Item 5. Interests of Named Experts and Counsel" contained therein and under the caption "Legal Matters" in the accompanying prospectus. Please note that, as described in such Item 5, shareholders of this firm hold, in the aggregate, 7,660 Shares and options to purchase an aggregate of 45,000 Shares.

         The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware.


                                                Very truly yours,

                                                SHACK & SIEGEL, P.C.



                                                By: /s/ Jeffrey N. Siegel
                                                   -----------------------------
                                                   Jeffrey N. Siegel